EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-215223) of Friedman Industries, Incorporated (the “Company”), of our reports dated August 2, 2022, relating to the consolidated financial statements and schedule of the Company and the effectiveness of internal control over financial reporting of the Company (which report expresses an adverse opinion due to material weaknesses), appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2022.

/s/ MOSS ADAMS LLP

Houston, Texas

August 2, 2022